UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/10/2007

OYO GEOSPACE CORPORATION
(Exact name of registrant as specified in its charter)

Commission File Number:  333-36727

DE	76-0447780
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7007 Pinemont Drive, Houston, TX 77040
(Address of principal executive offices, including zip code)

(713) 986-4444
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On January 10, 2007, Concord Technologies, L.P., Geospace Engineering Resources International, LP, Geospace Technologies, LP, OYO Instruments, LP, and OYOG Operations, LP (collectively, the "Borrowers"), all Texas limited partnerships and subsidiaries of OYO Geospace Corporation, a Delaware corporation (the "Company"), entered into a Third Amendment to Loan Agreement with Regions Bank (f/k/a Union Planters Bank, N.A.). The Third Amendment to Loan Agreement amends the existing Loan Agreement dated November 22, 2004, among the Borrowers and Union Planters Bank, N.A., as amended by the First Amendment to Loan Agreement dated September 19, 2005, and by the Second Amendment to Loan Agreement dated June 16, 2006 (the "Loan Agreement").

The Third Amendment to Loan Agreement amends the Loan Agreement by, among other things, increasing the maximum amount which the Borrowers may borrower under the Loan Agreement to $25 million and extending the termination date of the Loan Agreement to January 31, 2010.

In connection with the Third Amendment to Loan Agreement, the Company, as well as OYOG, LLC, a Delaware limited liability company, and OYOG Limited Partner, LLC, a Nevada limited liability company, both subsidiaries of the Company, entered into new Guaranty Agreements, replacing the existing Guaranty Agreements entered into by those companies, to guarantee, among other things, all amounts outstanding under the Loan Agreement as amended by the Third Amendment to Loan Agreement.

The foregoing description of the Third Amendment to Loan Agreement and the new Guarantee Agreements is qualified in its entirety by reference to the Third Amendment to Loan Agreement and the Guarantee Agreement filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K, and are incorporated into this report by reference.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OYO GEOSPACE CORPORATION

Date: January 10, 2007	By:	/s/ Thomas T. McEntire
Thomas T. McEntire
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Third Amendment to Loan Agreement dated as of January 10, 2007, between the Borrowers and Regions Bank (f/k/a Union Planters Bank, N.A.)
EX-10.2
Guaranty Agreement dated as of January 10, 2007, by OYO Geospace Corporation in favor of Regions Bank (f/k/a Unions Planters Bank, N.A.). Each of OYOG, LLC, and OYOG Limited Partner, LLC has entered into a substantially similar Guaranty Agreement.